SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                       FOR REGISTRATION OF CERTAIN CLASSES
               OF SECURITIES PURSUANT TO SECTION 12 (b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                   ACCOM, INC.
             (Exact name of registrant as specified in its charter)


   Delaware                                                      94-3055907
(State or other                                               (I.R.S. Employer
jurisdiction of                                              Identification No.)
 incorporation)

1490 O'Brien Drive Menlo Park, California                                94025
(Address of principal executive offices)                              (Zip Code)

If  this   form   relates   to  the          If  this   form   relates   to  the
registration    of   a   class   of          registration    of   a   class   of
securities   pursuant   to  Section          securities   pursuant   to  Section
12(b)  of the  Exchange  Act and is          12(g)  of the  Exchange  Act and is
effective   pursuant   to   General          effective   pursuant   to   General
Instruction A.(c), please check the          Instruction A.(d), please check the
following box. [ ]                           following box. [X]


Securities Act registration file
number to which this form relates:  ____________________________________________
                                                  (If applicable)

Securities to be registered pursuant
to Section 12(b) of the Act:        ____________________________________________


        Title of each class                    Name of each exchange on which
        to be so registered                    each class is to be registered
-----------------------------------          -----------------------------------
                None                                         None


       Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
       -----------------------------------------------------------------
                                (Title of Class)

Item 1.           Description of Registrant's Securities to be Registered.

                  On May 4, 1999, the Registrant entered into Amendment No. 4 (as defined in Item 2). Amendment No. 4 amends the Registrant's Rights Plan (as defined in Item 2), which had previously been amended by Amendments No. 1, No. 2 and No. 3 (each as defined in Item 2). Amendment No. 4 permits a specified investor, its affiliates and its associates to beneficially own up to 3,437,000 shares of the Registrant's common stock without becoming an "Acquiring Person" under the Rights Plan.

                  Copies of the Rights Plan and Amendments No. 1, No. 2, No. 3 and No. 4 are attached hereto as exhibits. A general description of the preferred share purchase rights set forth in the Rights Plan is contained in the Registration Statement on Form 8-A/A filed with the Commission on August 21, 1998. That registration statement is incorporated into and made a part of this filing.

Item 2.           Exhibits.

                  1.* Preferred Shares Rights Agreement (the "Rights Plan"), dated as of September 13, 1996, between Accom, Inc. and U.S. Stock Transfer Corporation, including the Certificate of Designation of Rights, Preferences and Privileges of Series A Participating Preferred Stock, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.

                  2.** Amendment No. 1 ("Amendment No. 1") to Preferred Shares Rights Agreement, effective July 14, 1998, between Accom, Inc. and U.S. Stock Transfer Corporation.

                  3.*** Amendment No. 2 ("Amendment No. 2") to Preferred Shares Rights Agreement, effective December 10, 1998, between Accom, Inc. and U.S. Stock Transfer Corporation.

                  4.**** Amendment No. 3 ("Amendment No. 3") to Preferred Shares Rights Agreement, effective March 12, 1999, between Accom, Inc. and U.S. Stock Transfer Corporation.

                  5. Amendment No. 4 ("Amendment No. 4") to Preferred Shares Rights Agreement, effective May 4, 1999, between Accom, Inc. and U.S. Stock Transfer Corporation.


                  * Filed with the Commission on August 23, 1996 as an exhibit to the Registrant's Form 8-A.

                  **       Filed with the  Commission  on August 21,  1998 as an
exhibit to the Registrant's Form 8-A/A.

                  ***      Filed with the  Commission on December 23, 1998 as an
exhibit to the Registrant's Form 8-A/A.

                  ****     Filed  with the  Commission  on March 12,  1999 as an
exhibit to the Registrant's Form 8-A/A.

                                Page 2 of 3 pages

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ACCOM, INC.,
                                         a Delaware corporation



                                         By:  /s/ Junaid Sheikh
                                         ---------------------------------------
                                         Name:    Junaid Sheikh
                                         Title:   Chief Executive Officer
May 12, 1999

                               Page 3 of 3 pages

                               AMENDMENT NO. 4 TO
                        PREFERRED SHARES RIGHTS AGREEMENT

         This Amendment No. 4 (this "Amendment") to Preferred Shares Rights Agreement, effective as of May 4, 1999, amends that certain Preferred Shares Rights Agreement, dated as of September 13, 1996, between Accom, Inc., a Delaware corporation (the "Company"), and the U.S. Stock Transfer Corporation, a California banking corporation (the "Rights Agent"), as amended on July 14, 1998, December 10, 1998 and March 12, 1999 (the "Rights Agreement").

                                     RECITAL

         A. On May 4, 1999, the Company's Board of Directors authorized an amendment of the Rights Agreement to allow a certain investor to acquire up to 3,437,000 shares of Common Stock.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants and agreements contained in this Amendment, the parties hereto agree as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended and restated to read in full as follows:

                  (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any
         Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person: (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or
         (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such notification, such Person is the Beneficial Owner of less than 15% of the outstanding Common Shares. In addition, (1) El Dorado Ventures shall not be deemed to be an Acquiring Person so long as such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 1,063,593 Common Shares (as adjusted for any future stock splits, stock dividends, recapitalizations or the like)

         (including all Common Shares beneficially owned by such Person as of July 14, 1998); (2) Michael Luckwell shall not be deemed to be an Acquiring Person so long as such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 3,437,000 Common Shares (as adjusted for any future stock splits, stock dividends, recapitalizations or the like) (including all Common Shares beneficially owned by such Person as of May 4, 1999); and
         (3) American Bankers Insurance Group, Inc. shall not be deemed to be an Acquiring Person so long as such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of not more than 2,307,692 Common Shares (as adjusted for any future stock splits, stock dividends, recapitalizations or the like) (including all Common Shares beneficially owned by such Person as of March 12, 1999).

         2. All references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

         3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.



         [The remainder of this page has been left blank intentionally.]

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



         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

                                        ACCOM, INC.



                                        By: /s/ Junaid Sheikh
                                            -----------------------------------
                                        Name: Junaid Sheikh
                                        Title: Chief Executive Officer


                                        U.S. STOCK TRANSFER CORPORATION

                                        By: /s/ Richard C. Brown
                                            -----------------------------------
                                        Name: Richard C. Brown
                                        Title: Vice President

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